                                                                     EXHIBIT 2.1


                                STOCK AGREEMENT

Stock Agreement (this "Agreement") dated as of May 6, 1998 by and among:

I. SALTON/MAXIM HOUSEWARES, INC. ("Salton" or the "Company"), a Delaware corporation,

II.  WINDMERE-DURABLE HOLDINGS, INC. ("Windmere"), a Florida corporation, and

III. the following additional parties who have executed this Agreement ("Salton Executive Related Parties") only for purposes of Sections 2.03, 4, 7, 8.02, 10.03, 11.03 and Article 12 hereof: David C. Sabin, Leonhard Dreimann, William B. Rue, Duquesne Financial Corporation and Dominator Investors Group.

                                  WITNESSETH:

     A. Pursuant to a Stockholder Agreement dated July 11, 1996 (the "Stockholder Agreement") between Salton and Windmere, the Board of Directors of Salton consists of four directors designated by Windmere (the "Windmere Directors") and four directors not designated by Windmere (the "Other Directors").

     B. The Board of Directors of Salton has appointed a special committee of the Board of Directors consisting of two outside Directors, Bert Doornmalen and Frank Devine (the "Committee"), for the purpose of reviewing for the benefit of the stockholders of Salton other than Windmere the terms of this Agreement.

     C. The parties desire to enter into this Agreement and, subject to the determination on or prior to May 18, 1998 by (i) the Committee that this Agreement and the transactions contemplated hereby are in the best interests of Salton and its stockholders (other than Windmere) and (ii) the Windmere Board of Directors that this Agreement and the transactions contemplated hereby are in the best interests of Windmere and its stockholders, to consummate the transactions contemplated hereby.

     THEREFORE, Salton, Windmere and the Salton Executive Related Parties agree as follows:

1.    SALTON OPTION.

      1.01 Salton Option. Subject to the terms and conditions set forth below, Windmere hereby grants to Salton an irrevocable option (the "Salton Option") to purchase:

           (i) all, but not less than all, of the 6,535,072 outstanding shares of common stock of Salton, par value $.01 per share (each referred to as a "Share"), owned by Windmere ("Windmere Salton Shares") at a purchase price of $12.00 per Share in cash; and


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           (ii)  an option owned by Windmere to purchase up to 485,000 Shares
      (the "Windmere Prior Option") for an aggregate purchase price equal to the product of (x) 485,000 (less the number of Shares previously acquired by Windmere upon any exercise of the Windmere Prior Option prior to the Salton Option Closing (as defined below)) multiplied by (y) $7.17.

In addition to the aggregate cash amount required to purchase from Windmere:
(x) all of the Windmere Salton Shares and (y) the Windmere Prior Option owned by Windmere, at the Salton Option Closing Salton shall also deliver to Windmere a $15,000,000 promissory note executed by Salton payable to the order of Windmere containing the terms and conditions and in the form attached hereto as Exhibit A (the "Salton Note"). In order to exercise the Salton Option, both the Windmere Salton Shares and the Windmere Prior Option must be purchased.

The aggregate amount owing under subsection 1.01 (i) and (ii) above plus the Salton Note to be delivered to Windmere at the Salton Option Closing is sometimes referred to herein as the "Total Windmere Purchase Consideration."

      1.02 Exercise of Salton Option. The Salton Option may be exercised by Salton at any time on or prior to 5:00 P.M., Central Daylight Savings Time, on June 30, 1998 ("Salton Outside Exercise Date"). Salton shall exercise the Salton Option by giving a written notice ("Salton Exercise Notice") to Windmere on or prior to the Salton Outside Exercise Date electing to exercise the Salton Option. The Salton Exercise Notice shall be accompanied by:

           (i) a letter addressed to Windmere from the Committee: (x) stating that it has duly approved (by resolution) the exercise of the Salton Option and (y) estimating the date on which the closing of the Salton Option (the "Salton Option Closing") will occur; provided, however, that such estimate shall not affect the right of Salton to close the exercise of the Salton Option in accordance with the terms and conditions of this Agreement at any time on or before the Salton Outside Expiration Date (as defined below);

           (ii)  one of the following as set forth below:

                A. a letter from a nationally recognized investment banking firm to the effect that, based on its experience, its knowledge of the public and institutional investment market, its review of the Company's business and financial condition, and prior discussions with potential investors, it is highly confident that it can arrange for a funding to the Company that will provide sufficient funds to permit Salton to pay Windmere the cash portion of the Total Windmere Purchase Consideration prior to the Salton Outside Expiration Date; such letter may contain customary conditions with respect to providing the funding, including the


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           absence of bankruptcy or other material adverse events to Salton's business and financial condition; or

                B. a letter from an investment banking firm to the effect that, based on its experience, its knowledge of the institutional investment market, its review of the Company's business and financial condition, and prior discussions with potential investors, it is highly confident that it can arrange for a funding to the Company that will provide sufficient funds to permit Salton to pay Windmere the cash portion of the Total Windmere Purchase Consideration prior to the Salton Outside Expiration Date; such letter may contain customary conditions with respect to providing the funding, including the absence of bankruptcy or other material adverse events to Salton's business and financial condition; provided, however, that:
           (i) such letter shall identify the source or sources of the funding;
           (ii) such sources shall be of a type, including as examples, but not limited to, insurance companies, pension funds or investment partnerships, that a reasonable investor would determine are capable of supplying the funding required; and (iii) such investment banking firm shall supply with its letter, non-binding commitment letters or letters of intent from such funding sources to the effect that they expect to provide such funding, subject to customary conditions with respect to providing the funding, including documentation, due diligence and the absence of bankruptcy or other material adverse events to Salton's business and financial condition; or

                C. a letter from an institutional lender or institutional investor stating that it is confident that it can arrange for and provide the funds necessary for the payment to Windmere of the Windmere Purchase Price prior to the Salton Outside Expiration Date; such letter may contain customary conditions with respect to providing the funding, including documentation, due diligence and the absence of bankruptcy or other material adverse events to Salton's business and financial condition.

           (iii) if the alternative letters to be provided by the Committee identified in subsection (ii) above related to the sources of funding for the exercise of the Salton Option do not also provide, concurrently with the payment to Windmere of the Windmere Purchase Price, for the payment in full of the indebtedness of Salton owing to Foothill Capital Corporation ("Foothill"), the current primary lender to Salton which holds the Windmere Prior Note (defined below) in pledge as collateral for Foothill's loans to Salton, then the letter from the Committee exercising the Salton Option shall be accompanied by a letter from Foothill to Windmere to the effect that the Windmere Prior Note will be released for delivery to Windmere on or prior to the Salton Option Closing upon consummation of the transactions contemplated by the exercise of the Salton Option.

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Salton shall give Windmere at least five (5) business days notice of the date and time of the Salton Option Closing, which will be held at the Chicago offices of Sonnenschein Nath & Rosenthal or such other place as the parties hereto shall agree.

      1.03 Conditions to the Salton Option Closing. The obligation of each of Windmere and Salton to consummate the transactions contemplated by the exercise of the Salton Option is subject to the following conditions:

           (i) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the sale of the Windmere Salton Shares to be purchased pursuant to the Salton Option shall have expired or been terminated;

           (ii) there shall be no preliminary or permanent injunction, restraining order or other order by any court of competent jurisdiction that restricts, prevents or prohibits the delivery of the Shares pursuant to the Salton Option;

           (iii) the Salton Option Closing shall have occurred on or prior to October 30, 1998 (the "Salton Outside Expiration Date"), provided that the conditions set forth in this subsection 1.03 (iii) and subsection 1.03(ii) immediately above shall not be available to any party whose failure to fulfill any obligation under this Agreement, or whose commencement of a legal proceeding, has been the proximate cause of the failure of the Salton Option Closing to occur on or prior to the Salton Outside Expiration Date;

           (iv) If the funds for the purchase of the Windmere Salton Shares and the Windmere Prior Option are provided by Salton, then Salton shall deliver to Windmere an opinion of Houlihan Lokey Howard & Zukin Inc., Duff & Phelps (or another nationally recognized independent firm in the business of making the analysis required by such opinion) to the effect that, upon the completion of, and after giving effect to: (x) the transactions contemplated by the purchase of the Windmere Salton Shares and of the Windmere Prior Option and the issuance by Salton of the Salton Note and (y) the financing obtained by Salton in connection with such transactions, Salton: (i) would not be insolvent or become insolvent as a result of such transactions; (ii) would not have unreasonably small capital for its business; and (iii) would not incur debts that would be beyond the ability of Salton to pay as such debts matured;

           (v) Windmere shall have received an opinion of Sonnenschein Nath & Rosenthal, counsel for Salton, or of independent counsel to the purchaser of the Windmere Salton Shares and the Windmere Prior Option if Salton is not the purchaser, to the effect that the purchase of such Shares pursuant to the Salton Option (a) has been duly authorized by all required legal action on the part or Salton of such purchaser, as the case may be), (b) does not contravene any law, rule, or regulation or any order or decree binding on Salton (or such purchaser), (c) does not conflict with or result in a breach of any material



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      agreement or instrument known to such counsel binding on Salton (or such purchaser), and (d) does not require the consent or authorization of any governmental authority which has not been obtained.

      1.04 Salton Option Closing. At the Salton Option Closing, Windmere will deliver to the purchaser(s): (i) a certificate or certificates evidencing all of the Windmere Salton Shares to be purchased by the purchaser(s) pursuant to the Salton Option, each such certificate being duly endorsed in blank and accompanied by such stock powers and such other documents as may be reasonably necessary to transfer record ownership of such Shares into the name of the purchaser(s) on the stock transfer books of Salton; and (ii) an assignment from Windmere of the Windmere Prior Option. The purchaser(s) will purchase the Windmere Salton Shares and the Windmere Prior Option for the Total Windmere Purchase Consideration; payment of the cash portion of the Total Windmere Purchase Consideration shall be made by wire transfer of immediately available funds to an account designated by Windmere and the Salton Note shall be executed and delivered by Salton to Windmere.

      1.05 Windmere Prior Note Owing to Salton. Notwithstanding anything to the contrary in the promissory note dated July 11, 1996 in the principal amount of $10,847,620 issued by Windmere to Salton (the "Windmere Prior Note"), at the Salton Option Closing, and simultaneously with the payment of the cash portion of the Total Windmere Purchase Consideration to Windmere, Windmere shall pay in full the principal amount of the Windmere Prior Note, plus accrued interest thereon to the date of payment, by wire transfer in immediately available funds, as designated by Salton, to either an account of Salton or an account of Foothill.

      1.06 Indemnification. All rights to indemnification existing in favor of the present or former directors of Salton shall survive the Salton Option Closing and shall continue in full force and effect for six years after the Salton Option Closing, and Salton shall cause to be maintained in effect for not less than six years after the Salton Option Closing policies of directors' and officers' liability insurance providing the same coverage as those maintained by Salton on the date hereof with respect to matters existing or occurring at or prior to the Salton Option Closing.

2. WINDMERE OPTION.

      2.1 Windmere Option. Upon the earlier to occur of either: (i) Salton failing to deliver to Windmere the Salton Exercise Notice on or prior to the Salton Outside Exercise Date or (ii) the Salton Option Closing failing to occur on or prior to the Salton Outside Expiration Date, Windmere shall have 65 days to deliver to Salton a written notice (the "Windmere
      Exercise Notice") electing (the "Windmere Option") to acquire, in accordance with the terms of this Agreement, all of the outstanding Shares of Salton which it does not own, at Windmere's election, pursuant to either (i) a tender offer of




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      Windmere to all other Salton stockholders offering to acquire not less than 100% of all of the outstanding Shares of Salton not owned by Windmere (the "Tender Offer"), and/or (ii) a merger pursuant to which Salton would become a wholly-owned subsidiary of Windmere or an affiliate of Windmere (the "Merger", and together with the Tender Offer, the "Windmere Transactions"). The Windmere Exercise Notice shall contain an irrevocable offer from Windmere to acquire, pursuant to either one or both of the Windmere Transactions designated by Windmere, all Shares of Salton not owned by Windmere at a per Share consideration of $14.27 per Share to be paid either:

            (i)  in cash or

            (ii) that number of shares of Windmere common stock for each Share of Salton equal to the Exchange Ratio.

The "Exchange Ratio" means the quotient (rounded to the nearest 1/100,000) determined by dividing $14.27 by the average closing price for the Windmere common stock (as reported on the New York Stock Exchange Inc. ("NYSE") Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) for the 30 trading days ending two business days prior to the expiration of the Tender Offer or, if there is no Tender Offer, the effective date of the Merger.

      2.02 Windmere Transactions Agreement. Promptly after receipt of the Windmere Exercise Notice, Windmere and Salton shall enter into an agreement (the "Windmere Transactions Agreement") which shall provide that:

           (i) If the consideration payable by Windmere in the Windmere Transactions is Windmere common stock, Windmere will, as promptly as practicable and prior to consummation of the Windmere Transactions: (x) register such stock under the Securities Act of 1933 and qualify such stock for issuance in such states as is necessary in order to effect the issuance of such stock to Salton stockholders and (y) list such stock on the NYSE so that it can be, when delivered to the Salton stockholders pursuant to the Windmere Transactions, sold immediately without restrictions;

           (ii) Each of Salton and Windmere will use its reasonable best efforts to take all actions to close the Tender Offer and/or the Merger as soon as possible, as permitted under Delaware law and the rules and regulations of the Securities and Exchange Commission (the "SEC") (without limiting the generality of the foregoing, each of Salton and Windmere will use its reasonable best efforts to obtain any required shareholder approvals of the Windmere Transactions as soon as possible);

            (iii) Upon the closing of the Merger, Windmere shall pay each holder of an option to purchase Shares (whether or not then exercisable), in consideration of the cancellation of such option, an amount equal to the excess, if any, of $14.27 over the per


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      Share exercise price of such option, multiplied by the number of Shares subject to such option, payable in the same consideration (cash or registered Windmere common stock) paid to the other Salton stockholders in the Merger; provided, however, that if the Windmere Transactions include a Tender Offer, such payments shall be made no later than 60 days after the closing of the Tender Offer;

           (iv) the sole conditions to the obligation of each of Windmere and Salton to consummate the Windmere Transactions are: (u) any waiting period under the HSR Act applicable to the Windmere Transactions shall have expired or been terminated; (v) all requisite shareholder approvals shall have been obtained; (w) there shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the Windmere Transactions; (x) the Tender Offer and/or the Merger shall have been completed within 150 days after execution of the Windmere Transactions Agreement (the "Windmere Expiration Date"); (y) with respect to Windmere's obligation to consummate the Windmere Transactions, no material adverse change in the business or financial condition of Salton shall have occurred since the date of the Windmere Transactions Agreement; and (z) with respect to Salton's obligation to consummate the Windmere Transactions, if the consideration payable is Windmere common stock, no material adverse change in the business or financial condition of Windmere shall have occurred since the date of the Windmere Transactions Agreement; provided that the conditions set forth in this clause 2.02(iv) shall not be available to any party whose failure to fulfill any obligation under this Agreement or the Windmere Transactions Agreement, or whose commencement of a legal proceeding, has been the proximate cause of the failure of the Windmere Transactions to occur on or prior to the Windmere Expiration Date;

           (v) all rights to indemnification existing in favor of the present or former directors, officers, employees and agents of Salton or any of its subsidiaries shall survive the Windmere Transactions and shall continue in full force and effect for six years after the Tender Offer, or if there is no Tender Offer, the Merger, and Windmere shall cause to be maintained in effect for not less than six years after the Tender Offer, or if there is no Tender Offer, the Merger, policies of directors' and officers' liability insurance providing the same coverage as those maintained by Salton on the date hereof with respect to matters existing or occurring at or prior to the consummation of the Windmere Transactions; and

           (vi)  the Windmere Transactions Agreement may only be terminated by
      (x) the mutual consent of Windmere or Salton or (y) either Salton or Windmere if the conditions to the Tender Offer or the Merger cannot be satisfied.

      2.03 Salton Executive Related Parties to Sell. If Windmere duly exercises the Windmere Option hereunder, each Salton Executive Related Party irrevocably agrees to accept and to tender his or its Shares within 10 days following the commencement of the


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


      Tender Offer, and to vote for the Merger (and provide an irrevocable proxy to Windmere for such purpose). Subject to the exercise of his fiduciary duties under applicable law, each Salton Executive Related Party that is a director of Salton agrees to vote in favor of the Windmere Transactions in his capacity as a Director of Salton and to recommend approval of the Windmere Transactions to the stockholders of Salton other than Windmere.

3. ELIMINATION OF TIME RESTRICTION ON WINDMERE PURCHASE OF SALTON SHARES UNDER STOCKHOLDER AGREEMENT.

      3.01 Stockholder Agreement. Except for the exercise of the Windmere Option and the consummation of the Windmere Transactions in accordance with the terms of this Agreement, the provisions of the Stockholder Agreement shall remain in full force and effect in accordance with its existing terms. Windmere agrees that neither it nor its affiliates (as defined in the Stockholder Agreement) shall be entitled to purchase any Shares pursuant to Section 2.1.3 of the Stockholder Agreement if any Third Party offer (as referred to in the Stockholder Agreement) is made in connection with the exercise of the Salton Option.

      3.02 No Further Share Purchase. If Salton exercises and closes the Salton Option, Windmere and Salton each agree not to, directly or indirectly through an affiliate, purchase any shares of capital stock of the other during the period ending on the tenth (10th) anniversary of the date hereof.

4. TERM. This Agreement may be terminated (i) by mutual consent of Windmere and Salton, (ii) by Salton if the Committee fails to determine on or prior to May 18, 1998 that this Agreement and the transactions contemplated hereby are in the best interests of Salton and its stockholders (other than Windmere), or (iii) by Windmere if the Windmere Board of Directors fails to determine on or prior to May 18, 1998 that this Agreement and the transactions contemplated hereby are in the best interests of Windmere and its stockholders.

5. JOINT MARKETING AGREEMENT. The parties hereto agree that the Marketing Cooperation Agreement dated as of July 11, 1996 by and between Salton and Windmere is terminated effective as of the date hereof and shall forthwith become void and have no effect. As a result of this Agreement, there will remain no outstanding issues under the Joint Marketing Agreement between Salton and Windmere and no claims by Salton relating to any past conduct of any Windmere Directors in connection with such Agreement or such Director's receipt of information from Salton. Salton agrees that any information with respect to Salton or its business which is furnished or communicated to Windmere or its directors, officers, affiliates or agents by or on behalf of Salton after the date hereof which Salton believes is confidential will be identified as confidential information prior to being furnished or communicated to such persons or entities.


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



6. WHITE-WESTINGHOUSE; K-MART AND FARBERWARE SUPPLY AGREEMENT. If the Salton Option is exercised and closed, at Salton Option closing, Salton and Windmere shall execute and deliver agreements with respect to matters concerning White Consolidated Industries, Inc, K-Mart, Service Merchandise, Inc. and Farberware, Inc. in the form of Exhibits B, C and E attached hereto.

7. MUTUAL RELEASES. Simultaneously with the execution of this Agreement, each of Salton, Windmere and the Salton Executive Related Parties have entered into mutual releases in the form of Exhibit D attached hereto which shall become effective only upon the consummation of the transactions contemplated by either the Salton Option or the Windmere Option.

8.   RESIGNATIONS.

     8.01 Windmere Directors. Simultaneously with the execution of this Agreement, each of Messrs. David Friedson, Harry Schulman, Laurence S. Chud, M.D. and James Connelly have executed an irrevocable resignation of their position as a director of Salton effective only upon the Salton Option Closing. So long as this Agreement is in effect, any director of Salton designated by Windmere will execute such a resignation as a condition to his or her election to the Board of Directors of Salton.

     8.02 Non-Windmere Directors and Salton Executive Officers. Simultaneously with the execution of this Agreement, each of Messrs. Dreimann and Sabin have executed an irrevocable resignation of their position as directors and officers of Salton, and William B. Rue has executed an irrevocable resignation as Chief Operating Officer of Salton, effective in each case only upon the acquisition of all of the Salton Shares owned by the Salton Executive Related Parties pursuant to the closing of the Tender Offer, or if there is no Tender Offer, the Merger.

9.   THE COMMITTEE.

     9.01 From and after the date hereof, the Committee shall (i) have all authority granted to the Committee by the Board of Directors, and (ii) consist of two directors who shall initially be Frank Devine and Bert Doornmalen. In the event that either of such initial directors resigns, is incapable of acting as a director or otherwise ceases to be a director for any reason, then the other initial director shall have the right to designate a replacement for such director. If, for any reason at any time, no director is serving on the Committee, then the non-Windmere designated directors on the Board of Directors of Salton shall have the right to designate two persons to serve on the Committee (none of whom shall be directors, officers, employees or affiliates of Windmere). The Committee shall continue to exist and have the authority granted to it by the Board of Directors; provided that if Salton shall have failed to exercise the Salton Option or, if Salton has exercised the Salton Option but shall have failed to close the Salton Option by


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

      the Salton Outside Expiration Date, then the Committee's sole authority shall be as provided in Section 9.02 below.

      9.02 Notwithstanding anything in this Agreement to the contrary, the affirmative vote of a majority of the members of the Committee (who shall act as an independent committee of the Board of Directors of Salton for this purpose) shall be required, and alone shall be sufficient, to take action required by or of Salton to (i) amend or terminate this Agreement or the Windmere Transactions Agreement, (ii) exercise or waive any of Salton's rights or remedies hereunder or under the Windmere Transactions Agreement, or (iii) extend the time for performance of Windmere's obligations hereunder or under the Windmere Transactions Agreement.

10.   REPRESENTATIONS AND WARRANTIES.

      10.01 Representations and Warranties of Each of Salton and Windmere. Each of Salton and Windmere hereby represents and warrants to the other parties hereto that it has the corporate power and authority to execute, deliver and perform this Agreement; such execution, delivery and performance have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly executed and delivered by it and constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      10.02 Windmere. Windmere hereby represents and warrants to Salton that it is the owner (both beneficially and of record) of 6,535,072 Shares. Except for such Shares and the Windmere Prior Option, Windmere is not the record or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of, and does not have any other rights of any nature to acquire, any additional shares of capital stock of Salton. Windmere owns all of the Windmere Salton Shares and the Windmere Prior Option free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Windmere's voting rights, charges and other encumbrances of any nature whatsoever. Upon the exercise of the Salton Option and the delivery to the purchaser(s) by Windmere of a certificate or certificates evidencing the delivered Windmere Salton Shares and an assignment relating to the Windmere Prior Option, the purchaser(s) will receive good, valid and marketable title to such Shares and the Windmere Prior Option, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on purchaser(s) voting rights, charges and other encumbrances of any nature whatsoever.

      10.03 Salton Executive Related Parties. The Salton Executive Related Parties hereby represent and warrant to Windmere that they are the beneficial owners of an aggregate of 1,111,974 Shares at the date hereof free and clear of all security interests, liens,




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


      claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (except for the rights of American National Bank and Trust Company ("ANB") as a secured party holding such Shares in pledge). Upon any tender or surrender of the Salton Executive Related Parties' Shares to Windmere pursuant to the Windmere Transactions, Windmere will receive good, valid and marketable title to such Shares, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges or other encumbrances of any nature whatsoever.

      11.  COVENANTS.

      11.01. Windmere. Windmere hereby covenants and agrees that Windmere shall take all actions, and forbear from all actions, in each case, necessary in order that all of Windmere's representations and warranties are true and correct and Windmere fulfills all of its obligations hereunder.

      11.02. Salton. Salton hereby covenants and agrees that Salton shall take all actions, and forbear from all actions, in each case, necessary in order that all of Salton's representations and warranties are true and correct and Salton fulfills all of its obligations hereunder.

      11.03 Salton Executive Related Parties. Each of the Salton Executive Related Parties hereby covenants and agrees that he or it shall take all other actions, and forebear from all actions, in each case necessary in order that all of such person's representations are true and correct and such person fulfills all of his or its obligations hereunder.

      12.  MISCELLANEOUS.

      12.01. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with the specific terms of this Agreement or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in addition to any other remedy to which such party is entitled at law or in equity, and each party waives the posting of any bond or security in connection with any proceeding related thereto.

      12.02 Expenses. Except as may otherwise be provided herein, no party hereto shall be responsible for the payment of any other party's expenses incurred in connection with this Agreement.

      12.03 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and his or its respective successors and permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other person or entity.

      12.04 Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of Windmere and the Committee, on behalf of Salton.

      12.05 Assignment. Salton may assign its rights to purchase the Windmere Salton Shares and the Windmere Prior Option hereunder but Salton and the Salton Executive Related Parties shall remain directly liable to Windmere for the performance of their respective obligations hereunder.

      12.06 Notices. All notices, requests, consents and other communications hereunder shall be in writing and delivered as provided for in the Stockholder Agreement.

      12.07 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or Federal court sitting in Delaware. Each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
      (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

      12.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart signature page has been signed by each party hereto and delivered to each of the other parties.

      12.09 Effect of Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      12.10 Further Assurances. Each of the parties hereto agrees to execute and deliver all such further documents, certificates and instruments, and take all such further reasonable action as may be necessary or reasonably appropriate, in order to consummate the transactions contemplated hereby.

      12.11 Additional Agreements. Subject to the terms and conditions herein provided, each of Salton and Windmere agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. Without limiting the generality of the foregoing, (i) each of Salton and Windmere agrees that upon delivery of the Salton Exercise Notice or the Windmere Exercise Notice, as the case may be, it will use its reasonable best efforts to promptly file notifications under the HSR Act and to respond to any inquiries from governmental authorities in connection with the HSR Act;
      (ii) each of Salton and Windmere agrees to use its reasonable best efforts to remove any injunctions or other impediments or delays, legal or otherwise, to the transactions contemplated by this Agreement; (iii) Windmere agrees that it will vote all Windmere Salton Shares it beneficially owns and cause the Windmere designated Directors, subject to the exercise of their fiduciary duties under applicable law, to vote as Directors in favor of any transaction or other action involving the Salton Option or the Windmere Option and against any action that would reasonably be expected to impede, interfere with or delay the transactions contemplated by this Agreement; and (iv) Salton agrees that it will vote all Windmere shares it beneficially owns in favor of the Windmere Transactions (and cause a Schedule 14D-9 Solicitation/Recommendation Statement, if required, to be filed with the SEC which Statement shall, subject to the exercise of their fiduciary duties as directors, contain the recommendation of the Committee that Salton stockholders tender their Shares to Windmere in connection with such transaction) and will vote against any action that would reasonably be expected to impede, interfere with or delay the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the undersigned, being duly authorized, have set forth their signatures.


WINDMERE-DURABLE HOLDINGS, INC.           SALTON/MAXIM HOUSEWARES, INC.

By: /s/ David M. Friedson                 By: /s/ Leonhard Dreimann
   -------------------------------           -----------------------------
Its:  PRESIDENT & CHAIRMAN                Its:  PRESIDENT
    -------------------------------           -----------------------------



     The following parties sign this Agreement for the purposes of making their agreements set forth in Sections 2.03, 4, 7, 8.02, 10.03, 11.03 and Article 12 hereof:

     /s/ David C. Sabin                   /s/ Leonhard Dreimann
     ----------------------------         ----------------------------
     David C. Sabin                       Leonhard Dreimann

     /s/ William B. Rue
     ----------------------------
     William B. Rue



     Duquesne Financial Corporation        Dominator Investors Group

     By: /s/ David C. Sabin                By: /s/ Leonhard Dreimann
        ------------------------------        -------------------------
     Its:                                  Its:
          ------------------------------        -------------------------

                                   Exhibit A
                                       to
                         Stock Agreement by and among:

                       I. Salton/Maxim Housewares, Inc.;

                    II. Windmere Durable Holdings, Inc.; and

                  III. Parties designated as Salton Executive
                                Related Parties


                        PURCHASE MONEY NOTE DATED AS OF
                       [CLOSING OF SALTON OPTION] , 1998


     1. Principal, Interest, Maturity. As partial payment for the purchase of shares of stock of Salton/Maxim Housewares, Inc., a Delaware corporation ("Salton"), owned by Windmere Durable Holdings, Inc., a Florida corporation ("Windmere"), pursuant to a Stock Agreement dated as of May 6, 1998 among Salton, Windmere and third parties, Salton hereby promises to pay to the order of Windmere the principal amount of Fifteen Million Dollars and no cents ($15,000,000), with simple interest at the annual rate of four percent (4%) from the date hereof, to be paid annually on the fifteenth day of June, commencing June 15, 1999. Any unpaid principal balance plus accrued and unpaid interest shall be due and payable on the last day of the seventy eighth (78th) full calendar month next following the date hereof. If: (i) accrued and unpaid interest is not paid in full on any interest payment date ("Interest Default") or (ii) the principal balance is not paid upon the due date, whether at the maturity of the Note or upon acceleration as set forth in Section 3 hereof ("Principal Default"), then, in the case of an Interest Default, simple interest on the unpaid balance of this Note shall accrue on and after the Interest Default at the rate of eight percent (8%) per annum until the Interest Default is cured or is waived in writing by the holder of the Note and, in the case of a Payment Default, simple interest on the unpaid balance of this Note shall also accrue on and after the Payment Default on the unpaid principal balance at the rate of eight percent (8%) per annum until payment in full is made of all accrued and unpaid interest and the unpaid principal balance. In addition, in the case of any Interest Default or Payment Default, Salton agrees to pay all costs of collection, including legal fees and out of pocket expenses and court costs.

     2. Affiliate Definition; Credit. As used in this Note, the term "Affiliate" of Salton or "Affiliate" of Windmere means any person or entity that is controlled by, under the control of or under common control with a person or entity within the meaning of Rule 405 adopted by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. Commencing as of the date hereof, to the extent that Salton or any Affiliate of Salton purchases products from Windmere, its manufacturing Affiliate with offices in Hong Kong, Durable Electrical Metal Factory, Ltd., or any other Affiliate of Windmere, an amount equal to five percent (5%) of the total purchase price paid by Salton shall constitute a credit, first, against accrued and unpaid interest owing on this Note and, next, against the unpaid principal balance of this Note; provided, however, that such credits shall not be considered payments, distributions or sets-offs under Section 3 of this Note; and further provided, that nothing contained herein shall obligate Salton or any Salton Affiliate to buy any products from Windmere or any Windmere Affiliate, nor obligate Windmere or any Windmere Affiliate to sell any products to Salton or any Salton Affiliate.

     3. Subordination. The principal balance, accrued and unpaid interest and all other amounts owing under this Note are expressly made subordinate and junior, as hereinafter set forth in this Section 3, to the prior payment in full of all Senior Debt (as that term is hereinafter defined).

     3.1. Definition of Senior Debt. As used herein "Senior Debt" shall mean all indebtedness whenever incurred by Salton for borrowed money, whether secured or unsecured, with the exception of indebtedness owed to any Affiliate of Salton, and trade debt. As used in this Section 3.1, the term "Affiliate" shall not include any investor (other than a Salton Executive Related Party) who acquires an equity interest in Salton at the closing of the Salton Option or thereafter provided that such investor's interest represents less than fifty percent (50%) of the voting interests in Salton or any parent company of Salton.

     3.2. Acceleration. If: (i) Senior Debt in an aggregate amount, including principal, accrued interest and other amounts owing on such Senior Debt, in excess of one million dollars matures, or is otherwise due and payable (whether by acceleration or otherwise) and remains undischarged for a period in excess of one hundred and twenty (120) days or (ii) Salton files a petition, as a debtor, for relief under the United States Bankruptcy Code or an action seeking to place Salton in involuntary bankruptcy under such Code is filed and Salton does not oppose such action or such action is not discharged within sixty (60) days next following the filing of such action, then, Windmere shall have the right, on not less than five (5) days notice to Salton, to accelerate the maturity of this Note, whereupon the remaining principal balance plus accrued and unpaid interest shall become due immediately, subject to the terms of this
Section 3. Except as specifically set forth in this Section 3.2, Windmere shall not have the right to accelerate this Note.

     3.3 Amendment of Senior Debt. The Senior Debt shall continue to be Senior Debt and entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Debt, any extension or renewal of the Senior Debt, or the granting or release of any collateral or security securing the repayment of the Senior Debt.

     3.4 Default in Respect of Senior Debt.

          (a) Payment Default. In the event that Salton shall default in the payment of any principal of, or interest on, any Senior Debt when the same becomes due and payable, whether at maturity, at a date fixed for prepayment, by declaration of acceleration or otherwise, then,

        (i) unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities or by set-off or otherwise) shall be made or agreed to be made on account of this Note or as a sinking fund for this Note, or in respect of any redemption, retirement, purchase, prepayment or other acquisition of this Note, and

        (ii) no holder of this Note will take action to accelerate this Note except as set forth above in Section 3.2, or to commence, or join with any other creditor in commencing, any bankruptcy, reorganization or insolvency proceeding with respect to Salton, or will initiate and prosecute any other action or proceeding (whether at law or in equity) against Salton to recover all or any part of this Note (unless the agent (or, if there shall be no agent for the holders of Senior Debt at such time, the holders of the Senior Debt) shall have agreed in writing in advance to any such action or proceeding or prosecution, and shall have joined in, such action or proceeding or prosecution).

        (b) Other Defaults. Upon the occurrence of any other "default" (as defined in any agreement evidencing the Senior Debt) then, unless and until such default shall have been cured or waived in writing or shall have ceased to exist,


                 (i) no direct or indirect payment (in cash, property or securities or by set-off or otherwise) shall be made or agreed to be made on account of this Note or as a sinking fund for this Note, or in respect of any redemption, retirement, purchase, prepayment or other acquisition of this Note during the period of 180 days after the occurrence of such default, and

                 (ii) no holder of this Note will take action to accelerate this Note except as set forth in Section 3.2 or, for a period of 180 days after the occurrence of such default, commence, or join with any other creditors in commencing, any bankruptcy, reorganization or insolvency proceedings with respect to Salton, or will initiate and prosecute any other action or proceeding (whether at law or in equity) against Salton to recover all or any part of this Note (unless the agent (or, if there shall be no agent for the holders of Senior Debt at such time, the holders of the Senior
            Debt) shall have agreed in writing in advance to, and shall have joined, in such proceeding).

     3.5 Insolvency.  In the event of

           (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding which relates to Salton or its property,

           (b) any proceeding for the liquidation, dissolution or other winding-up of Salton, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

            (d)  any assignment by Salton for the benefit of creditors, or

            (d)  any other marshalling of the assets of Salton,

then and in any such event:

                 (i) all Senior Debt shall first be paid in full, in cash or cash equivalents, before any payment or distribution, whether in cash, securities or other property, shall be made to any holder of this Note on account of this Note;

                 (ii) any payment or distribution, whether in cash, securities or other property (other than securities of Salton or any other corporation provided for by a plan or reorganization or readjustment the payment of which is subordinated, at least to the extent of this Note as provided in this Section 3, to the payment of all Senior Debt at the time outstanding and to any securities issued to the holders of Senior Debt in respect of the Senior Debt under any such plan or reorganization or readjustment), that would otherwise (but for this Section 3) be payable or deliverable in respect of this Note, shall be paid or delivered directly to the holders of Senior Debt in accordance with the priorities then existing among such holders of Senior Debt until all Senior Debt shall have been paid in full, in cash or cash equivalents; and

                 (iii) If any holder of this Note fails to file a claim or proof of debt in respect of such this Note in such proceedings at least five (5) business days prior to the latest date permitted by rule of law or court order for such filing, then the holders of Senior Debt shall be authorized (but not obligated) to file such claim or proof on behalf of such holder of this Note. Each holder of the this Note agrees that, while it shall retain the right to vote its claim and otherwise act in any bankruptcy, insolvency or similar proceeding related to Salton, such holder will not take any act or vote in any way so as to contest the enforceability of the subordination provisions set forth herein.

      3.6 Turnover of Payments.  In the event that

           (a) any payment or distribution shall be paid to or collected or received by any holder of this Note in contravention of any of the terms of this Section 3 and prior to the payment in full, in cash or cash equivalents, of the Senior Debt at the time outstanding, and

           (b) any holder of such Senior Debt shall have notified the holder of this Note, within one hundred eighty (180) days of any such payment or distribution, of the facts by reason of which such collection or receipt so contravenes this Section 3, then and in any such event such holder of this Note will deliver such payment or distribution, to the extent necessary to pay all such Senior Debt in full, in cash or cash equivalents to the holders of such Senior Debt and, until so delivered the same shall be held in trust by such holder of this Note as the property of the holders of such Senior Debt. If after any amount is delivered to the holders of Senior Debt pursuant to this Section 3.6 and (i) the holder of this Note shall be required by an order or judgment of a court of competent jurisdiction to return a payment (the "Avoided Payment") received by them and so paid over (in whole or in part) to the holders of Senior Debt, or (ii) the outstanding Senior Debt shall thereafter be paid in full, in cash or cash equivalents, without giving effect to such delivery made pursuant to this
Section 3.6, then, in either case, the holders of Senior Debt shall return to such holder of this Note any amount equal to the amount delivered to such holders of Senior Debt pursuant to this Section 3.6, so long as (in the case of the immediately preceding clause (ii) only) after the return of such amount the Senior Debt shall remain paid in full, in cash or cash equivalents. For purposes of clause (i) of the immediately preceding sentence, if less than all of the Avoided Payment was paid over to the holders of Senior Debt and the holder of this Note is able to satisfy its obligations under such order or judgment in whole or in part from the portion of the Avoided Payment not so paid over to the holders of the Senior Debt, the holders of Senior Debt shall not be required to return any portion of the Avoided Payment in excess of the amount actually required by the holder(s) of this Note to satisfy its obligations.

     3.7 Obligations Not Impaired. No right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by (and such right shall remain in full force and effect notwithstanding):

                 (a) any act or failure to act on the part of Salton (including by way of an amendment to the provisions of this Section
            3);

                 (b) any extension or indulgence in respect of any payment or prepayment of the Senior Debt or any part thereof or in respect of any other amount payable to any holder of Senior Debt;

                 (c) any amendment, modification, restatement, or waiver of, or addition or supplement to, or deletion from, or compromise, release, consent or other action in respect of, any of the terms of any Senior Debt or any other agreement which may be relating to any Senior Debt;

                 (d) any exercise or non-exercise by any holder of Senior Debt of any right, power, privilege or remedy under or in respect of any Senior Debt or this Note, or any waiver of any such right, power, privilege or remedy or any default in respect of any Senior Debt or this Note, or any receipt by any holder of Senior Debt of any collateral security, or any failure of any holder of Senior Debt to perfect a security interest in any collateral, or any release by any holder of Senior Debt of any security for the payment of such Senior Debt;

                (e) any merger or consolidation of Salton or any of its subsidiaries into or with any of its subsidiaries or into or with any entity, or any sale, lease or transfer of any or all of the assets of Salton or any of its subsidiaries to any other entity or person; or

                 (f) the absence of any notice to, or knowledge by, any holder of this Note of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (a) through (e).

Nothing contained in this Section 3 shall impair, as between Salton and any holder of this Note, the obligation of Salton to pay to such holder the principal thereof and interest, on the this Note, as and when the same shall become due and payable in accordance with the terms thereof, or prevent any holder of any this Note from exercising all rights, powers and remedies set forth herein or allowed by applicable law, all subject to the rights of the holders of the Senior Debt to receive cash, securities or other property otherwise payable or deliverable to the holder of this Note as provided in this
Section 3.

     3.8 Payment of Senior Debt; Subrogation. Upon the payment in full, in cash or cash equivalents, of all Senior Debt, the holder of this Note shall be subrogated to all rights of any holder of Senior Debt to receive any further payments or distributions applicable to the Senior Debt until the this Note shall have been paid in full, and such payments or distributions received by the holder of this Note by reason of such subrogation, of cash, securities or other property that otherwise would be paid or distributed to the holders of Senior Debt, shall, as between Salton and its creditors other than the holders of Senior Debt, on the one hand, and the holder of this Note, on the other hand, be deemed to be a payment by Salton on account of Senior Debt, and not on account of this Note.

     4. Cancellation of Note. If the Distribution and Marketing Agreement between Salton and K-Mart Corporation dated January 27, 1997, as it may be amended or renewed, is cancelled by K-Mart prior to June 30, 2004, the principal balance of this note shall be reduced as of the date of such cancellation in accordance with the amortization schedule attached hereto as
Schedule I, and, upon such reduction, accrued interest, interest already paid, and interest accruing after such reduction prior to the maturity of this note shall be recalculated on the reduced principal balance. To the extent that, on account of such reduction, interest has been overpaid, such overpayment shall be offset, first, against the next accruing amounts of interest not yet paid, and then against the reduced principal balance, but Windmere shall not be obligated otherwise to return accrued interest or principal already paid.

     5. Applicable Law. This Note shall be governed by and interpreted in accordance with the laws of Delaware without regard to the conflict of laws and principles thereof.

     6. Notices. Any notices under this Note shall be given as required by the Stock Agreement.

                                      Salton/Maxim Housewares, Inc.,
                                      a Delaware corporation


                                      By:
                                         --------------------------
                                      Its:
                                          -------------------------

                                   SCHEDULE I


                    Principal
                  Balance in the
    Cancelation      Event of
No.  Prior to      Cancelation
[S]  [C]              [C]
----------------------------------
1    11/1/98            168,708.35

2    12/1/98            337,979.05

3     1/1/99            507,814.00
----------------------------------
4     2/1/99            678,215.06

5     3/1/99            849,184.12

6     4/1/99          1,020,723.08
----------------------------------
7     5/1/99          1,192,833.84

8     6/1/99          1,365,518.30

9     7/1/99          1,538,778.37
----------------------------------
10    8/1/99          1,712,615.98

11    9/1/99          1,887,033.05

12   10/1/99          2,062,031.50
----------------------------------
13   11/1/99          2,237,613.29

14   12/1/00          2,413,780.35

15    1/1/00          2,590,534.63
----------------------------------
16    2/1/00          2,767,878.09

17    3/1/00          2,945,812.70

18    4/1/00          3,124,340.42
----------------------------------
19    5/1/00          3,303,463.23

20    6/1/00          3,483,183.12

21    7/1/00          3,663,502.08
----------------------------------
22    8/1/00          6,844,422.10

23    9/1/00          4,025,945.19

24   10/1/00          4,208,073.35
----------------------------------
25   11/1/00          4,390,808.61

26   12/1/00          4,574,152.98

27    1/1/01          4,758,108.51
----------------------------------
28    2/1/01          4,942,677.22

29    3/1/01          5,127,861.15

30    4/1/01          5,313,662.37
----------------------------------
31    5/1/01          5,500,082.93

32    6/1/01          5,687,124.88

33    7/1/01          5,874,790.31
----------------------------------
34    8/1/01          6,063,081.29

35    9/1/01          6,251,999.91

36   10/1/01          6,441,548.26
----------------------------------
37   11/1/01          6,631,728.43

38   12/1/01          8,822,542.54

39    1/1/02          7,013,992.69
----------------------------------
40    2/1/02          7,206,081.02

41    3/1/02          7,398,809.63

42    4/1/02          7,592,180.68
----------------------------------
43    5/1/02          7,786,196.29

44    6/1/02          7,980,858.63

45    7/1/02          8,176,169.84
----------------------------------
46    8/1/02          8,372,132.08

47    9/1/02          8,568,747.54

48   10/1/02          8,766,018.37
----------------------------------
49   11/1/02          8,963,946.78

50   12/1/02          9,162,534.95

51    1/1/03          9,361,785.08
----------------------------------
52    2/1/03          9,561,699.38

53    3/1/03          9,762,280.06


54    4,1,03          9,963,529.34
----------------------------------
55    5/1/03         10,165,449.45

56    6/1/03         10,368,042.62

57    7/1/03         10,571,311.11
----------------------------------
58    8/1/03         10,775,257.16

59    9/1/03         10,979,883.03

60   10/1/03         11,185,190.99
----------------------------------
61   11/1/03         11,391,183.31

62   12/1/03         11,597,862.27

63    1/1/04         11,805,230.15
----------------------------------
64    2/1/04         12,013,289.27

65    3/1/04         12,222,041.91

66    4/1/04         12,431,490.40
----------------------------------
67    5/1/04         12,641,637.05

68    6/1/04         12,852,484.18

69    7/1/04         13,064,034.14
----------------------------------
70    8/1/04         15,000,000.00

71    9/1/04         15,000,000.00

72   10/1/04         15,000,000.00
----------------------------------
73   11/1/04         15,000,000.00
----------------------------------
74   12,1,04         15,000,000.00
----------------------------------
75    1/1/05         15,000,000.00
----------------------------------
76    2/1/05         15,000,000.00
----------------------------------
77    3/1/05         15,000,000.00
----------------------------------
78    4/1/05         15,000,000.00
----------------------------------

                    Assumes note is issued 10/1/1998.
                    If the note is issued before or after such date then the schedule of reductions due to Kmart cancelation will have to be adjusted to reflect a different number of monthly periods prior to July 1, 2004.

                                   Exhibit B
                                       to
                       Stock Agreement dated May 6, 1998
                                  by and among

                         Salton/Maxim Housewares, Inc.,
                       a Delaware corporation ("Salton");

                        Windmere Durable Holdings, Inc.,
                    a Florida corporation ("Windmere"); and

                         Certain Parties Designated as
                        Salton Executive Related Parties

--------------------------------------------------------------------------------

         Agreement dated [Closing of Salton Option],1998 ("Agreement")
                                    between

                        Windmere Durable Holdings, Inc.,
                       a Florida corporation ("Windmere")
                                      and
                         Salton/Maxim Housewares, Inc.,
                       a Delaware corporation ("Salton")


WHEREAS:

     A. Salton, Windmere and certain parties designated as Salton Executive Related Parties have entered into a Stock Agreement dated as of May 6, 1998, in contemplation of the execution and delivery of this Agreement.

     B. Under the Stock Agreement, Windmere and Salton have made agreements to the effect that either Windmere will acquire 100% ownership of Salton or Salton shall arrange for the purchase of all Salton stock owned by Windmere.

     C. Salton and Windmere have entered into certain agreements with third parties related to the sourcing, manufacturing and marketing of products and it is necessary for Salton and Windmere to make additional agreements between them in order to protect and preserve certain commercial advantages and contracts that each of them enjoys at the date hereof.

     D. As used in this Agreement, the term "Affiliate" of Salton or of Windmere means, with respect to such company, any person or entity that is under the control of, controlled by or under common control of such company within the meaning of

Rule 405 adopted by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

THEREFORE, Windmere and Salton agree as set forth below.

     1. Letter Agreement between Salton and Windmere dated April 30, 1997 re K-Mart. The letter agreement dated April 30, 1997 ("Salton/Windmere K-Mart Letter Agreement") between Windmere Corporation and Salton, made pursuant to the Purchase, Distribution and Marketing Agreement by and between Salton and K-Mart Corporation dated January 27, 1997 ("Salton/K-Mart Agreement") is hereby amended and restated in its entirety to read as set forth in Exhibit C to the Stock Agreement.

     2. Sublicense Agreement between Windmere and Service Merchandise, Inc.; Distributor Agreement between Windmere and Salton. Windmere and Service Merchandise, Inc. ("Service") are parties to a Sublicense and Supply Agreement dated as of October 16, 1996, as amended by an amendment dated January 30, 1998 ("Sublicense") under which Service sublicenses Windmere to use the trademark Farberware and other marks in connection with the sourcing and sale of certain electric products. Windmere and Salton are parties to a Distributor Agreement dated October 17, 1996 ("Distributor Agreement") pursuant to which Salton is the exclusive distributor of Windmere for some of the products which Windmere is authorized to source and sell under the sublicense and Salton agrees to buy products for sale under the Farberware marks from Windmere. Farberware, Inc., the licensor to Service, and Windmere are parties to an agreement dated October 16, 1996, under which Windmere has the right to replace Service as a direct licensee of Farberware, Inc., if Farberware terminates its license to Service. Capitalized terms used in this Section 2 not defined in this Section 2 are defined in the Sublicense.

     2.01 If Salton exercises the Salton Option, Salton shall use its best reasonable efforts to effect a transfer (the "Transfer") of Windmere's rights and obligations under the Sublicense to Salton (or a third party designated by Salton) on or before the closing of the exercise of the Salton Option ("Closing").

     2.02 If Salton exercises the Salton Option, then prior to the Closing and, also, after the Closing, if Salton is unable to effect the Transfer prior to the Closing, Salton shall continue to perform at the expense of Salton all of the obligations of Windmere under the Sublicense and Salton shall have all of the profit or loss resulting from Salton's performance of Windmere's obligations under the Sublicense. Salton shall defend, indemnify and hold harmless Windmere from any default under the Sublicense by Salton in the performance by Salton of the obligations of Windmere under the Sublicense. Windmere shall cooperate with Salton and execute such documents as Salton may reasonably require from time to time in order to perform Windmere's obligations as sublicensee under the Sublicense, and not interfere with Salton's performance for Windmere of Windmere's obligations under the Sublicense.

     2.03 If Salton is unable to effect the Transfer prior to the Closing, thereafter, until the Transfer can be effected or Windmere exercises its rights under subsection 2.04 below, Salton shall pay Windmere an amount equal to one percent (1%) of the net world wide sales on which royalties are owing from Windmere to Service (or to Farberware, if the License from Farberware to Service is terminated and Windmere becomes a direct licensee of Farberware). This amount shall be paid, by wire transfer to Windmere's bank account, not later than the forty-fifth (45) day after the end of each calendar quarter on the transactions occurring within said quarter.

     2.04 Windmere shall have the right to terminate the Distributor Agreement, in its sole discretion, at any time after March 31, 2000, if Salton has not previously effected the Transfer. Upon termination of the Distributor Agreement, the obligation of Salton to continue to make payments to Windmere of one percent (1%) of the Net World Wide Sales on which royalties are owing to Service (or Farberware, as the case may be) shall cease. As used herein, "Net World Wide Sales" shall mean all sales by Salton of products under the trademark "Farberware" less the sum of: (i) all accepted returns; and (ii) prepaid freight. The termination by Windmere of the Distributor Agreement shall not relieve Salton of its accrued obligations to Windmere under this Agreement up to the date of termination as set forth herein.

     2.05 During the period until the Distributor Agreement is canceled in accordance with this Agreement, Salton and Windmere agree that the Distributor Agreement is amended to conform to the practice of Salton and Windmere since the creation of the Distributor Agreement that Salton is not required to purchase all of the Products sold under the Farberware marks from Windmere.

     3. Applicable Law. This Agreement shall be interpreted under the laws of Delaware, without regard to its conflict of laws provisions.



SALTON/MAXIM HOUSEWARES, INC.            WINDMERE-DURABLE HOLDINGS, INC.
a Delaware corporation                   a Florida corporation

By:                                       By:
   -------------------------------           -----------------------------
Its:                                      Its:
    -------------------------------           -----------------------------

                                Exhibit C to the
                                Stock Agreement

                     Letter Agreement dated April 30, 1997
                                    between
                       Windmere Corporation ("Windmere")
                                      and
                    Salton/Maxim Housewares, Inc. ("Salton")
            as amended and restated [Closing of Salton Option], 1998


WHEREAS, Windmere, with its main office in Miami Lakes, Florida, and Salton, with its main office in Mt. Prospect, Illinois, have worked together to obtain the benefits of significant sales of products under the White-Westinghouse brand to K-Mart Corporation ("K-Mart"); and

WHEREAS, the distribution profits on the sales to K-Mart of the White-Westinghouse brand of appliances will all be received and recorded on the books of Salton (the "White-Westinghouse Profits"); and

WHEREAS, the parties wish to provide explicitly for the calculation of the White-Westinghouse Profits, recognizing that Salton is presently warehousing White-Westinghouse product in the United States to facilitate their sale;

NOW, THEREFORE, in consideration of Windmere's marketing cooperation efforts, this Letter Agreement documents the obligation of Salton to pay a fee as described herein to Windmere as compensation for its efforts on Salton's behalf in obtaining said White-Westinghouse Profits.

1.01 Fees.

     (a) Salton shall pay Windmere a fee equal to fifty percent (50%) of said White-Westinghouse Profits (as such term is hereinafter defined) earned by Salton on the sale of any White-Westinghouse Product to K-Mart. The fee shall be paid, by wire transfer to Windmere's bank account, not later than the forty-fifth (45th) day after the end of each calendar quarter on the transactions occurring within said quarter.

     (b) Not later than the 25th day of each calendar month, Salton shall provide to Windmere a report of Sales (as such term is defined below) during the prior month, together with a calculation of said White-Westinghouse Profits, all in such detail as may reasonably be requested by Windmere (each a "Salton Report").

     (c) White-Westinghouse Profits earned by Salton on the sale of White-Westinghouse Products shall be determined by subtracting from Sales (x) the Cost of Sales on First Party Sales (as such terms are defined below) of the related products and (y) the Direct Expenses on First Party Sales and Third Party Sales (as such terms are defined below) relating thereto.

     (i) For the purposes of this Agreement, "Sales" shall mean the amount invoiced by Salton to K-Mart for the White-Westinghouse Products net of accepted returns and excluding all freight charges ("First Party Sales"); provided, however, in those cases in which K-Mart elects, pursuant to Section
7.1.2 of the K-Mart Agreement, to purchase K-Mart Products from "Third Party Manufacturers" on behalf of Salton, Sales shall be deemed to be equal to the difference between the Salton Payment and the TPM Payment (as each of such terms are defined in Section 7.1.3 of the K-Mart Agreement).

     (ii) For the purposes of this Agreement, Cost of Sales shall mean the FOB point of shipment invoice amount from the applicable vendor, plus, to the extent applicable, freight charges and duties.

     (iii) For the purposes of this Agreement: (A) Direct Expenses on First Party Sales shall be the total of: (x) three and one half percent (3.5%) of Sales plus (y) the sum of: (1) royalties owing on such Sales plus the minimum royalty owing, if any, regardless of Sales and (2) Detroit office selling expenses, provided, however, that if 75% or more of Salton's First Party Sales are FOB Hong Kong, said three-and-one half percent (3.5%) figure shall be reduced to two percent (2%); and (B) Direct Expenses on Third Party Sales shall consist only of royalties owing on such sales.

1.02 Right of Audit. Windmere shall have the right, upon reasonable notice and at reasonable times, within six (6) months following its receipt of any Salton Report to have a review of the books and records of Salton with respect to the payments to be made for the period covered by such Salton Report, to confirm the accuracy of the Salton Report, provided, however, that such right of review shall not be exercisable more than two times per calendar year and provided further that if such review reveals an underpayment of more than 3.0% of the amount to which Windmere is entitled hereunder, then Windmere may have such review as often as it may reasonably deem necessary. Costs and expenses of such examinations shall be paid solely by Windmere; provided, however, that if an examination reveals an underpayment to Windmere of more than 3.0% of the amount to which Windmere is entitled hereunder, then the reasonable costs and expenses of such examination shall be paid by Salton upon receiving an invoice therefor, with supporting documentation attached. It is specifically agreed that Windmere may conduct such an examination only through a firm of nationally recognized independent accountants not regularly retained by Salton or Windmere or their respective affiliates and mutually agreed on by Windmere and Salton. If Salton and Windmere cannot agree upon a firm of nationally recognized independent accountants, the firm shall be Price Waterhouse & Co., or any successor to Price Waterhouse & Co. If Price Waterhouse & Co. shall be acquired by, merge into or otherwise cease to be independent of a firm that is regularly retained by Salton or Windmere, then, unless Windmere and Salton mutually agree upon a successor independent firm, at the written request of either Windmere or Salton made to the other, another national recognized firm that is not regularly retained by Salton or Windmere shall be selected by the head of the Miami, Florida office of the American Arbitration Association. Such independent accountants shall: (i) confirm the First Party Sales and Third Party Sales and the Cost of Sales and (ii) shall have access to the books and records of Salton, but shall be obligated to keep confidential from Windmere and its affiliates and all third parties, the names of Salton's manufacturing sources, the terms of purchase, unit prices and all other details available to such independent accountants concerning the Cost of Sales. The determination of such independent accounting firm shall be binding on both Windmere and Salton.

1.03 Non-Compete. Neither Windmere nor any Affiliate of Windmere, including but not limited to Durable Electrical Metal Factory, Ltd., and any partnership or joint venture to which Windmere is a party shall compete with Salton in selling White-Westinghouse Trademarked Products to K-Mart covered by the Salton/K-Mart Agreement. Any such competition shall be a breach of the Salton/Windmere K-Mart Letter Agreement which shall entitle Salton to terminate the Salton/Windmere K-Mart Letter Agreement by notice to Windmere.

1.04 Term. The provisions of this Agreement with regard to sales to K-Mart shall not be cancelable during the term of that existing contract between Salton and K-Mart, including any extensions or modifications thereof. The term of the provisions of this Agreement with regard to sales to K-Mart shall coincide with the contract term as specified in said contract between Salton and K-Mart.

1.05 Jurisdiction. This Agreement shall be interpreted under the laws of the State of Delaware, without regard to its conflict of laws provisions.



Windmere Corporation                 Salton/Maxim Housewares, Inc.



By:                                  By:
   ------------------------------       ----------------------------

                        Exhibit D to the Stock Agreement


                                MUTUAL RELEASES



     THESE MUTUAL RELEASES are hereby entered into by and among the following Parties of the First Part: ( l) Windmere-Durable Holdings, Inc. ("Windmere") a Florida corporation, (2) Mr. David Friedson, (3) Mr. Harry Schulman, (4) Mr. Laurence Chud and (5) Mr. James Connolly; and the following Parties of the Second Part: (1) Salton-Maxim Housewares, Inc. ("Salton"), a Delaware corporation; (2) Messrs. Leonhard Dreimann, David C. Sabin and William B. Rue ("Management"); (3) Mr. Frank Devine; (4) Mr. Bert Doornmalen; (5) Dominator Investors Group, a Hong Kong corporation; and (6) Duquesne Financial Corporation, an Illinois corporation.

     WHEREAS, on the date hereof, Salton and Windmere have entered into a stock agreement which provides certain options for the purchase of outstanding shares of Salton common stock ("Stock Agreement"); and

     WHEREAS, in connection with the consummation of the transactions contemplated by the Stock Agreement, the parties hereto desire to resolve all disputes and contentions between the Parties of the First Part, on the one hand, and the Parties of the Second Part, on the other hand, concerning the business and operations of Windmere and Salton, the interpretation and implementation of agreements and understandings between them, and the conduct of Windmere and Salton affiliates, directors, offices and agents, including the Windmere designees serving on the Board of Directors of Salton (the "Windmere Designees") and the non-Windmere designees serving on the Board of Directors of Salton (the "Salton Designees");

     WHEREAS, each of the parties denies all liability as to each of the matters and contentions advanced in the disputes, and asserts that its/his/her conduct, and the conduct of its/his/her affiliates, directors, officers and agents was in all respects and at all times proper, in good faith and in accordance with all applicable legal standards, and states that these Mutual Releases are being entered into to resolve matters in dispute;

     NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged by each of the parties hereto, it is understood and agreed as follows:

1. Subject to the condition set forth in Paragraph 3 hereof, each of the Parties of the First Part, on behalf of itself and its predecessors, successors, and assigns, hereby and forever releases discharges each of the Parties of the Second Part, and its/his/her past, present and future directors (including the Salton Designees, but excluding the Windmere Designees), officers, employees, stockholders, owners, agents, representatives, attorneys, heirs, executors, administrators, transferees, and assigns (collectively for purposes of this paragraph, "the Salton Releases"), jointly and severally, from any and all sums of money, 1iabilities, accounts, claims, rights, demands, contracts, actions, debts, controversies, agreements, damages, costs, expenses, attorney's fees, causes of action and suits in law or equity, known or unknown, suspected or unsuspected, fixed or contingent, including any rights of subrogation, contribution or indemnification, that may exist in law or equity or by contract, that it or any of them had, now has or hereafter shall or may have, based upon, arising from or in any way connected with or related to (i) the business or operations of Windmere or Salton, (ii) the interpretation or implementation of agreements or understandings between Windmere and Salton, and (iii) the conduct, acts, omissions or failures to act, of whatever kind or character, of any of the Salton Releases; provided, however, that nothing herein shall be deemed to release or discharge the Salton Releases from
     (a) any amounts or other obligations owed by them for commercial transactions in the ordinary course of business, or (b) their obligations under these Mutual Releases, the aforesaid Stock Agreement or any other document or instrument made or entered into pursuant to the Stock Agreement.

2. Subject to the condition set forth in Paragraph 3 hereof, each of the Parties of the Second Part, on behalf of itself/himself/herself, and its/his/her predecessors, successors, assigns, heirs, executors and administrators, hereby and forever releases and discharges Windmere and its past, present and future directors, officers, employees, stockholders, owners, agents ( including the Salton Designees), representatives, attorneys, transferees, and assigns (collectively for purposes of this paragraph, "the Windmere Releases"), jointly and severally, from any and all sums of money, liabilities, accounts, claims, rights, demands, contracts, actions, debts, controversies, agreements, damages, costs, expenses, attorney's fees, causes of action and suits in law or equity, known or unknown, suspected or unsuspected, fixed or contingent, including any rights of subrogation, contribution or indemnification, that may exist in law or equity or by contract, that it/he/she or any of them had, now has or hereafter shall or may have, based upon, arising from or in any way connected with or related to (i) the business or operations of Windmere or Salton, (ii) the interpretation or implementation of agreements or understandings between Windmere and Salton, and (iii) the conduct, acts, omissions or failures to act, of whatever kind or character, of any of the Windmere Releases; provided, however, that nothing herein shall be deemed to release or discharge the Windmere Releases from (a) any amounts or other obligations owed by them for commercial transactions in the ordinary course of business, or (b) their obligations under these Mutual Releases, the aforesaid Stock Agreement, or any other document or instrument made or entered into pursuant to the Stock Agreement.

3.      The mutual releases set forth in Paragraphs 1 and 2 hereof.

           a. shall not become effective unless and until the transactions contemplated by either Salton Option or the Windmere Option of the aforesaid Stock Agreement has been consummated; and

           b. are intended to speak as of the date these Mutual Releases become effective.

4.  Each party warrants that:

           a. the person executing these Mutual Releases on its/his/her behalf's authorized to so execute them;

           b. it/he/she has the power to settle and release fully and completely all actions, causes of action, debts, dues, liabilities, controversies, claims and demands as set forth herein, and is entering into these Mutual Releases voluntarily.

           c. it/he/she has been represented by legal counsel in connection with the execution of these Mutual Releases, and that it/he/she has made such investigation of the facts pertaining to the matters being released as it/he/she deems necessary.

5. These Mutual Releases may be executed in counterparts, and when each party has signed and delivered one such counterpart, each counterpart shall be deemed an original, and when taken together with the other signed counterparts, shall constitute one agreement and shall be binding upon and effective as to all parties.

6. These Mutual Releases may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

7. Neither these Mutual Releases, nor any of their terms and provisions, nor any of the negotiations connected with them, (a) is, or is intended to be, an admission by any party of any liability, fault or wrongdoing of any party, or
   (b) shall be offered or received as evidence in any action or proceeding of any kind other than such proceedings as may be necessary to consummate or enforce these Mutual Releases.


8. These Mutual Releases shall be construed under, and interpreted in accordance with, the law of the State of Illinois without regard to its conflict of laws provisions.


Dated:__________________________,1998

                          PARTIES OF THE FIRST PART

WINDMERE-DURABLE HOLDINGS, INC.


By:_____________________________

Its:____________________________


________________________________
         David Friedson


________________________________
         Harry Schulman


________________________________
         Laurence Chud


________________________________
         James Connolly

                          PARTIES OF THE SECOND PART

SALTON-MAXIM HOUSEWARES, INC.


By:_____________________________

Its:____________________________


________________________________
       Leonhard Dreimann

________________________________
        David C. Sabin


________________________________
        William B. Rue


________________________________
          Frank Devine


________________________________
         Bert Doornmalen


DOMINATORS INVESTORS GROUP


By:_____________________________

Its:____________________________


DUQUESNE FINANCIAL CORP.


By:_____________________________

Its:____________________________

                                   Exhibit E


    Credit Extension Agreement dated as of [Closing of Salton Option], 1998 between
                  Windmere-Durable Holdings, Inc.("Windmere")
                                      and
                    Salton/Maxim Housewares, Inc. ("Salton")

                                    Recitals

     A. This Agreement shall become effective on the date when Salton purchases all of the stock of Salton owned by Windmere (the "Purchase") and Windmere has received in part payment a note from Salton in the original principal amount of fifteen million dollars ($15,000,000) (the "Note");

     B. Under the terms of the Note, Salton is to receive a credit of five percent (5%) of the amount of all purchases made by Salton or its Affiliates (as that term is defined in the Note) of products from Windmere or its Affiliates against payments owing on the Note, as more fully set forth in the Note.

     C. Windmere has agreed to extend payment terms to Salton covering the sale by Windmere and its Affiliates of products to Salton.

     D. Capitalized terms not defined in this Agreement are defined in the Stock Agreement dated May , 1998 among Windmere, Salton and certain other parties.

THEREFORE, in consideration of closing of the Purchase and other good and valuable consideration to each party, receipt of which is hereby acknowledged, Windmere and Salton agree as hereinafter set forth (the "Agreement").

     1. Payment Terms. In the case of all purchases of products made by Salton and its Affiliates from Windmere and its Affiliates, payment shall not be due for a period of one hundred twenty days (120) commencing on and after the date the products are delivered FOB Hong Kong or another port in mainland China, provided that such payment terms shall not cover an aggregate amount of purchases that: (i) at any time exceeds twelve million dollars ($12,000,000) U.S. and (ii) in any period of twelve (12) consecutive months exceeds forty eight million dollars ($48,000,000) U.S. and further provided that, if payment in full is not made within said time limit, interest on the unpaid balance shall be paid at the rate of four percent (4%) above the prime rate from time to time charged by NationsBank, on said unpaid balance, from the 121st day until payment is made. Nothing contained herein shall obligate Salton or any Salton Affiliate to buy any products from Windmere or any Windmere Affiliate, nor obligate Windmere or any Windmere Affiliate to sell any products to Salton or any Salton Affiliate.

     2. Expiration. This agreement shall expire on the later to occur of: (i) payment in full of the Note and (ii) the termination of the Purchase, Distribution and Marketing Agreement dated January 27, 1997 between Salton and KMart Corporation.

     3. Incorporation of Recitals. The recitals to this Agreement are incorporated into this Agreement.

     4. Arbitration. Salton and Windmere agree that any dispute which arises under or in connection with (a) the purchase by or on behalf of Salton or any of its affiliates of products from Windmere or any of its affiliates (including Durable Electrical Metal Factory, Ltd.), (b) the terms of this Agreement, (c) the terms of Exhibit B to the Stock Agreement, (d) the terms of Exhibit C to the Stock Agreement, or (e) the failure to pay interest when due on the Note in the form of Exhibit A to the Stock Agreement, shall be submitted to the American Arbitration Association under and in accordance with its then prevailing commercial arbitration rules, if the claims and counterclaims in such dispute do not exceed an aggregate of $5,000,000. Nothing herein shall require the parties to arbitrate any dispute arising under the Stock Agreement, the Mutual Releases in the form of Exhibit D to the Stock Agreement, any provision of said Note (other than the payment of interest due thereon), or any dispute (regardless of how it arises) where the claims and counterclaims in the aggregate exceed $5,000,000.

     Following a demand for arbitration, Salton and Windmere shall each name one arbitrator within 10 days. In the event that either party fails to designate an arbitrator within that time period, the other party may designate the second arbitrator as well. The third arbitrator shall be chosen by the first two within ten days after they both have been appointed, or, failing agreement on the third arbitrator, he shall be chosen by the head of the Chicago, Illinois office of the American Arbitration Association.

     The arbitrators shall apply, to the greatest extent practicable, the Expedited Procedures provided for in the commercial arbitration rules, even though the amount in dispute may exceed $50,000. Any such arbitration shall take place in Chicago, Illinois. The written decision of the arbitrators shall be provided to the parties and shall be binding on them, and enforceable in any court of law. The arbitrators shall have the authority to award consequential damages. Each party shall be responsible for its own attorneys fees, but shall bear equally the expenses of the arbitration.


Salton/Maxim Housewares, Inc.,           Windmere Durable Holdings,Inc.
a Delaware corporation                   a Florida corporation


By                                       By
   ------------------------------           ------------------------------
Its                                      Its
    ------------------------------           ------------------------------